    As Filed with the Securities and Exchange Commission on December 9, 1998
                                                       Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------


                            DSP COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                                  77-0389180
(State or other jurisdiction of                     (I.R.S.  Employer
incorporation or organization)                      Identification No.)

                          20300 Stevens Creek Boulevard
                           Cupertino, California 95014
                                 (408) 777-2700
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        --------------------------------

                       Davidi Gilo, Chairman of the Board
                            DSP COMMUNICATIONS, INC.
                          20300 Stevens Creek Boulevard
                           Cupertino, California 95014
                                 (408) 777-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        --------------------------------

                                    Copy to:
                             Bruce P. Johnson, Esq.
                         VENTURE COUNSEL ASSOCIATES, LLP
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                                 (510) 273-8750
                        --------------------------------

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the
                    Registration Statement becomes effective.
                        --------------------------------

         If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum Aggregate            Amount of
   Title of Each Class of Securities to be Registered           Offering Price(1)            Registration Fee
   --------------------------------------------------      --------------------------        ----------------
              Common Stock, $.001 par value                        $10,000,000                    $2,780

      (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED DECEMBER 9, 1998

                            DSP COMMUNICATIONS, INC.


                         ________ SHARES OF COMMON STOCK


         This is a public offering of up to ____________ shares of common stock of DSP Communications, Inc. All of these shares are being offered by the selling stockholders identified in this prospectus. DSP Communications will not receive any proceeds from the sale of the shares in this offering, but has agreed to bear certain expenses in connection with their registration. The selling stockholders may sell the shares from time to time on the New York Stock Exchange at their prevailing prices, or in negotiated transactions. This offering is not being underwritten.

         The shares of common stock offered by this prospectus were issued by DSP Communications in connection with its purchase of the assets of Isotel Research Ltd. The shares were issued pursuant to an exemption from the registration requirements provided by Section 4(2) of the Securities Act of 1933. DSP Communications is required to register the shares pursuant to the terms of its agreement with Isotel.

         DSP Communications' common stock is traded on the New York Stock Exchange under the symbol "DSP." On December 8, 1998, the New York Stock Exchange reported that the closing price per share was $16.69.

         DSP Communications has agreed to keep a registration statement of which this prospectus is a part effective until the earlier to occur of December __, 1999, or the earlier disposition of the shares offered by this prospectus. After this date, if DSP Communications chooses not to maintain the effectiveness of the registration statement, the shares may not be sold or otherwise transferred or assigned, except in a transaction which is exempt under the Securities Act of 1933 or pursuant to an effective registration statement under the Securities Act.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is __________, 1998.

                                TABLE OF CONTENTS


                                                                 PAGE

DSP COMMUNICATIONS..................................................3

RISK FACTORS........................................................3

USE OF PROCEEDS....................................................11

SELLING STOCKHOLDERS...............................................11

PLAN OF DISTRIBUTION...............................................11

WHERE YOU CAN FIND MORE INFORMATION................................13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................13

LEGAL MATTERS......................................................14

EXPERTS  ..........................................................14

                               DSP COMMUNICATIONS

         DSP Communications' principal executive office is located at 20300 Stevens Creek Boulevard, Suite 465, Cupertino, California 95014, and our telephone number is (408) 777-2700. Our web site on the Internet is at www.dspc.com. Information contained in our web site is not a part of this prospectus.

         References in this prospectus to "DSP Communications," "we," "our" and "us" refer to DSP Communications, Inc., a Delaware corporation, and its consolidated subsidiaries.

                                  RISK FACTORS

         THE SECURITIES WHICH ARE OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF COMMON STOCK.

         IF ANY OF THE RISKS DESCRIBED BELOW ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

         THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY US AND DESCRIBED IN THIS PROSPECTUS, AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE RELY ON A LIMITED NUMBER OF CHIP SET PRODUCTS USED IN DIGITAL WIRELESS TELEPHONES

         Substantially all of our sales are from three wireless telephone chip set products: our PDC baseband chip set for use in Japan, our TDMA chip set for use outside of Japan, and our CDMA chip set for use in the United States, Japan, South Korea and other parts of the world. Our success will depend on continued and increased sales of these chip sets, and we will also need to develop and market successive generations of these products. To succeed in the future, we may also need to develop and market new products. We may not be successful in developing or marketing next-generation products or any new products. We have also depended on the rapid growth of the global digital wireless telephone markets in which we sell our chip set products, and a slowdown in the growth of these markets could have a material adverse effect on our business. We also rely on our Original Equipment Manufacturer ("OEM") customers to develop and market competitive handsets or other OEM products using our products and to compete successfully in their markets. If our customers are not successful, then we will not be successful. Our business and results of operations could be materially and adversely affected if we are unable to develop and manufacture in a timely manner new product generations and new products and to market and sell them successfully, or if our OEMs are unsuccessful in developing and marketing their handset products.

DIGITAL WIRELESS TELEPHONE CHIP SET MARKETS ARE HIGHLY COMPETITIVE

         The digital wireless telephone chip set market is intensely competitive. Many of our competitors have entrenched market positions, established patents, copyrights, tradenames, trademarks and other intellectual property rights and substantial technological capabilities. Our current competitors in the digital cellular market include other suppliers of DSP-based chip sets, such as existing cellular telephone manufacturers that develop chip set solutions internally, and smaller companies offering design solutions. We also expect new competitors to enter the chip set manufacturing market as the wireless communications markets expand. Our existing and potential competitors also include large and emerging domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources and management expertise than we do. We believe that we will rely on our ability to compete successfully based on price, quality, availability, performance and features of our products, timing of our new product introductions, and customer service and technical support. Other factors outside our control will also affect our ability to compete, such as pricing by our competitors, and the timing and quality of their new product introductions. We may not have the financial resources, technical expertise, intellectual property, or marketing, sales, distribution and customer service and technical support capabilities to compete successfully.

DECLINING SALES PRICES OF CHIP SETS

         Prices of wireless personal communications equipment have declined, and we expect this decline to continue. As a result, prices for our chip set products have declined and will likely continue to decline. In addition, pricing competition among handset manufacturers and component suppliers has increased. If we are unable to offset these price decreases with either increases in unit volume, changes in our terms of trade, or reductions in per unit costs, our gross profit would be adversely affected. Since cellular telephone manufacturers often negotiate supply arrangements well in advance of delivery dates, we must often commit to price reductions for our products before we are aware of how, or if, adequate cost reductions can be obtained. If we are unable to lower costs in response to these price reduction commitments, our business, financial condition and results of operations could be materially and adversely affected. In addition, our inability to respond to increased price competition would have a material adverse effect on our business, financial condition and results of operations.

RELIANCE ON TWO DISTRIBUTORS AND ON A SMALL NUMBER OF OEMS IN A COMPETITIVE OEM MARKET

         Substantially all of our sales of baseband chip sets for digital cellular telephones are to Tomen Electronics Corp., our distributor in Japan, and to Tomen Electronics America Inc., our distributor in the United States. These distributors sell our products to a small number of OEM customers. During the first nine months of 1998, seven OEM customers accounted for substantially all of the sales of our PDC baseband chip sets, while two OEM customers accounted for all sales of our TDMA chip sets, and two OEM customers accounted for all sales of our CDMA chip sets. The loss of either of our distributors or the loss of or significant reduction in the distributors' sales to any of these OEMs could have a material adverse effect on our business, financial condition and results of operations.

         Because the worldwide cellular telephone equipment industry is dominated by a small number of large corporations, we expect that we will continue to sell most of our products to a limited number of OEMs. We also believe that the manufacture of subscriber equipment for new telecommunications services, such as personal communications services, will be concentrated in a limited number of OEMs. As a result, our business is likely to continue to depend on large orders from a small number of distributors and OEMs, and our success will depend largely on gaining additional OEM customers both in our current markets and in new markets. We could suffer a material adverse effect on our business, financial condition and results of operations if we lose any existing OEM customer, if any existing customer significantly reduces its purchases of our products, or if we fail to gain additional OEM customers.

         Sales of our PDC, TDMA and CDMA chip sets will depend on the success of our OEM customers in developing and introducing competitive handsets using these chip sets, and in successfully competing in these intensely competitive wireless personal communications markets. In addition, our subsidiary, CTP Systems, will depend on the success of its OEM customers in the wireless Private Branch Exchange market for sales of CTP Systems' wireless PBX systems. We will not be successful if our OEM customers are not successful.

RISKS RELATED TO NEW MARKETS FOR OUR TDMA, CDMA AND WIRELESS PBX PRODUCTS

         Our success in marketing our TDMA-based and CDMA-based chip sets will depend on, among other things, the success of the relatively new TDMA and CDMA standards and growth of these markets worldwide. These standards may not be widely adopted, and our TDMA or CDMA chip sets or successive generations of these products may not be successful in the marketplace. In addition, increased sales of CTP Systems' wireless PBX systems will depend on, among other things, growth in the market for PBX systems and other low-mobility wireless communications applications. This market has to date not grown as fast as previously anticipated, and may not become large enough to support significant sales of CTP Systems' products.

DEPENDENCE ON JAPANESE AND GLOBAL MARKETS AND ECONOMIES

         Since we sell a large percentage of our products in Japan, the current difficulties in the Japanese economy may materially affect our revenues. If the Japanese economy remains weak or declines further, our business, financial condition and results of operations could be materially and adversely affected. Our future performance will depend, in large part, upon our ability to continue to compete successfully in the Japanese market. A number of factors could adversely impact our ability to do so, including any deterioration of existing trade relations between Japan, Israel and the United States, the imposition of tariffs in the wireless personal communications industry, or any adverse changes in Japanese political conditions, trade policy or telecommunications regulations. To remain competitive in Japan, we must also continue to develop products that meet the technical requirements of our Japanese customers and maintain satisfactory relationships with our Japanese customers and distributor. Our inability to compete in Japan for any reason could have a material adverse effect on our business, financial condition and results of operations.

         An increasing amount of our sales are made to OEMs for sale outside of Japan. The economies of other global regions in which we or our OEM customers do business, such as North and South America and South Korea, may also be negatively affected by the current economic difficulties in Japan and Asia and other causes. Deterioration of economic conditions in these regions could have a material negative impact on our business, financial condition and results of operations.

FLUCTUATION OF EXCHANGE RATES BETWEEN US DOLLAR AND  JAPANESE YEN

         While virtually all of our sales to our Japanese customers are denominated in United States dollars, a material portion of the sales prices for certain products we sell to these customers are quoted in dollars linked to Japanese yen-based prices. Fluctuations in the exchange rate for the United States dollar in relation to the yen could materially affect the price of our products in Japan and could have a material adverse effect on our sales and results of operations. In addition, an increasing number of the components used in our products are quoted in or linked to yen based prices, and an increase in the value of yen relative to the United States dollar could materially increase the cost of these materials. This increase could have a material adverse effect on our results of operations and financial condition.

EXPECTED FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         Our quarterly operating results may fluctuate significantly as a result of a number of factors, including the following:

- the volume and timing of product orders received and delivered during the quarter;

- the timing of our new product introductions and of new product introductions by our OEM customers;

- the introduction of new products by our competitors and our OEMs' competitors;

-        market acceptance of new products;

- changes in general economic conditions, particularly in Japan, South Korea, other countries in the Far East and North and South America;

-        adoption of new technologies and standards;

-        relative prices of our products;

-        the cost and availability of components;

-        the mix of products sold;

- the quality and availability of chip sets manufactured for us by third parties;

-        acquisitions of other businesses;

-        changes in our distribution arrangements;

-        sales of wireless subscriber equipment by our OEMs; and

- fluctuations in the exchange rates of the currencies in which we do business.

         It is possible that in some future quarter, our operating results may be below public market analyst and investor expectations. If that occurs, the price of our stock may fall.

SHORT VISIBILITY FOR FUTURE PRODUCT ORDERS

         The market for our chip sets is characterized by short-term order and shipment schedules. Accordingly, since our revenue expectations and planned operating expenses are in large part based on estimates rather than on firm customer orders, our quarterly operating results could be materially adversely affected if orders and revenues do not meet expectations.

WE RELY ON THIRD PARTIES TO MANUFACTURE OUR INTEGRATED CIRCUIT PRODUCTS

         All of our integrated circuit products and certain of the components included in CTP Systems' products are currently made by independent third parties, and we intend to continue using independent foundries in the future. Accordingly, we are and will remain dependent on independent foundries to achieve acceptable manufacturing yields, to allocate to us a sufficient amount of foundry capacity to meet our needs and to offer us competitive pricing. Although we have not had any material quality, allocation or pricing problems to date, if we do have any problems in the future, they would have a material adverse effect on our business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE

         The price of our common stock has fluctuated in the past and will likely fluctuate in the future. Certain of the factors which may cause the price of our common stock to fluctuate include:

-        announcements of developments related to our business;

-        announcements by customers or competitors;

-        quarterly fluctuations in our financial results;

-        announcements regarding acquisitions of other businesses;

- general conditions in the wireless personal communications industry in which we compete or the national and regional economies in which we do business; and

- fluctuations in levels of consumer spending for cellular telephones in Japan, South Korea and North and South America.

         In addition, in recent years the stock market in general, and the market for shares of technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the market price of our common stock. In the past, we have been the object of securities class action litigation in connection with the volatility of the market price of our common stock. If we were the object of additional securities class action litigation in the future, it could result in substantial costs and a diversion of management's attention and resources.

RISK OF INCREASED INCOME TAXES IN ISRAEL AND THE UNITED STATES

         DSPC Israel Ltd. and CTP Systems, two of our Israeli subsidiaries, operate as "Approved Enterprises" under Israel's Law for the Encouragement of Capital Investments, 1959. An Approved Enterprise is eligible for significant income tax rate reductions for several years following the first year in which it has income subject to taxation in Israel (after consideration of tax losses carried forward). This favorable tax treatment may not continue, and any change in this tax treatment could have a material adverse effect on our net income and results of operations. We are not currently aware of any circumstances that might cause us to lose our favorable tax treatment. If Israel's tax incentives or rates applicable to DSPC Israel or CTP Systems are rescinded or changed, their income taxes could increase and their results of operations and cash flow would be adversely affected. In addition, our income tax rate would increase if any of the earnings of our Israeli subsidiaries were to become subject to United

States federal and state income tax as a result of actual or deemed dividends or through operation of United States tax rules applicable to "controlled foreign corporations."

         The effective income tax rate of DSPC Israel and CTP Systems is sensitive to the relationship between the rate of inflation in Israel and to the change in the rate of exchange between the US dollar and the New Israeli shekel. As a result, fluctuations in this rate of exchange in relation to the rate of inflation in Israel could increase our effective income tax rate and as a result have a material adverse effect on our net income and results of operations.

FUTURE ACQUISITIONS

         Our strategy includes obtaining additional technologies and may involve acquisitions of products, technologies or businesses from third parties. Identifying and negotiating these acquisitions may divert substantial management resources. An acquisition could use substantial cash, could require us to incur or assume debt obligations, or could involve the issuance of additional common or preferred stock. The issuance of additional stock would dilute existing stockholders and could represent an interest senior to the rights of our then outstanding common stock. An acquisition that is accounted for as a purchase could involve significant one-time, non-cash write-offs, or could involve the amortization of goodwill and other intangibles over a number of years, which would adversely affect earnings in those years. Public market analysts may view acquisitions outside the digital communications area as a diversion of our focus on digital communications. For these and other reasons, the market for our stock may react negatively to the announcement of any acquisition. An acquisition will continue to require attention from our management to integrate the acquired entity into our operations and may require us to develop expertise in fields outside our current area of focus. Management of the acquired entity may leave after the purchase. An acquired entity may have unknown liabilities, and its business may not achieve the results anticipated at the time of the acquisition.

RISKS OF INTERNATIONAL OPERATIONS, PARTICULARLY IN ISRAEL

         We market and sell our products internationally and have offices and operations in Israel and Japan in addition to our offices in the United States. We are therefore subject to the many risks of doing business internationally and in maintaining international operations, including:

-        unexpected changes in regulatory requirements;

-        fluctuations in the exchange rate for the United States dollar;

-        the impact of recessions in economies outside the United States;

-        the imposition of tariffs and other barriers and restrictions;

-        the burdens of complying with a variety of foreign laws;

-        global political and economic instability; and

-        changes in diplomatic and trade relationships.

         Our principal research and development facilities are located in Israel, and as of September 30, 1998, 176 of our 190 employees were located in Israel, including a substantial portion of our senior management and all of our research and development personnel. We are therefore directly affected by the political, economic and military conditions to which that country is subject. In addition, many of our expenses in Israel are paid in Israeli currency, and we are subject to foreign currency fluctuations and to economic pressures resulting from Israel's generally high rate of inflation. The rate of inflation in Israel for 1996, 1997 and the first nine months of 1998 was 10.6%, 7.0% and 4.0%, respectively. While our functional currency is the United States dollar, a portion of our expenses are denominated in Israeli shekels. The primary expense paid in Israeli currency is Israeli-based employee salaries. In addition, we also have certain Israeli shekel-based liabilities and assets. As a result, fluctuations in the value of Israeli currency in comparison to the United States dollar and inflationary pressures on the Israeli shekel could increase the cost of technology development, research and development expenses, general and administrative expenses and our effective income tax rate. Currency fluctuations, changes in the rate of inflation in Israel or any of the other factors noted above may have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT OF OUR GROWTH

         The growth and development in our business has placed, and is expected to continue to place, a significant strain on our management and operations. To manage our growth and development, we must continue to implement and improve our operational, financial and management information systems and expand, train and manage our employees. The anticipated increase in product development, general and administrative, and marketing and sales expenses coupled with our reliance on OEMs to successfully market and develop products that use our products could have an adverse effect on our performance. Our failure to manage growth effectively and efficiently could have a material adverse effect on our business, financial condition and results of operations.

IMPACT OF YEAR 2000

         Many currently installed computer systems and software products experience problems handling dates beyond the year 1999 and will need to be modified before the year 2000 in order to remain functional. As a result, before the year 2000, computer systems and/or software products and applications used by many companies may need to be upgraded to comply with such year 2000 requirements.

         We are currently expending resources to review our internal systems, products and the readiness of third parties with whom we have business relationships, and we have assigned a dedicated task force to develop and implement a Year 2000 plan (the "Plan") which is designed to cover all of our activities. The Plan, which has executive sponsorship, is reviewed regularly by senior management and includes the evaluation of both information technology ("IT") and non-IT systems. The Plan consists of five steps.

         Step one involves increasing awareness by educating and involving all appropriate levels of management regarding the need to address Year 2000 issues. Step two consists of identifying all of our systems, products and relationships that may be impacted by Year 2000. Step three involves determining our current state of Year 2000 readiness for those areas identified in step two and prioritizing areas that need to be fixed. Step four will consist of developing a plan for those areas identified as needing correction. Step five will be the implementation and execution of our Plan and completing the steps identified to attain Year 2000 readiness. We have completed step one and are currently completing step two. Based on our assessment to date, we have determined that it is unlikely that we have any exposure to contingencies related to the Year 2000 issue for the products that we have sold, that all of our products that are currently being sold are Year 2000 compliant, and that we expect to complete implementation of the Plan, including completing any necessary modifications or replacements of our internal IT and non- IT systems, by the middle of 1999.

         Our costs of implementing the Plan to date have not been material, and we do not believe that the costs of completing the Plan will be material. We are currently evaluating modification or replacement of certain of our internal IT systems in connection with our growth, and the majority of the costs associated with the Plan for the Year 2000 are expected to represent resources used in this related expansion effort. We believe that modifications deemed necessary will be made on a timely basis and do not believe that the cost of such modifications will have a material effect on our operating results. In addition, we are in the process of evaluating the need for contingency plans with respect to year 2000 requirements. The necessity of any contingency plan must be evaluated on a case-by-case basis and may vary considerably in nature depending on the year 2000 issue it may address.

         Despite the measures we have already taken and intend to take to remedy the Year 2000 problem, unexpected delays or problems, including the failure to ensure Year 2000 compliance of systems or products supplied to us by third parties, could occur and could have a material adverse effect on our financial performance and results of operations. In addition, we cannot predict the effect of the Year 2000 issues on our customers or the resulting effect on us. As a result, if our customers do not take preventative and/or corrective actions in a timely manner, the Year 2000 issue could have an adverse effect on their operations and accordingly have a material adverse effect on our business, financial condition and results of operations. Furthermore, our current understanding of expected costs may change as the project progresses and does not include the cost of internal software and hardware replaced in the normal course of business whose installation otherwise may be accelerated to provide solutions to Year 2000 compliance issues.

ANTI-TAKEOVER PROVISIONS IN CERTIFICATE OF INCORPORATION

         Provisions in our Certificate of Incorporation and Delaware law authorize us to issue up to 5,000,000 shares of preferred stock without stockholder approval. Such issuance could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

NO INTENT TO PAY DIVIDENDS ON OUR CAPITAL STOCK

         We have never paid dividends on our capital stock. We currently intend to retain any future earnings for funding growth and do not expect to pay any dividends in the foreseeable future.

                                 USE OF PROCEEDS

         All proceeds from any sale of shares of common stock offered by the selling stockholders will be received by the selling stockholders, not by DSP Communications.

                              SELLING STOCKHOLDERS

         The following table sets forth the beneficial ownership of DSP Communications' common stock by the selling stockholders as of the date of this prospectus. None of the selling stockholders has had a material relationship with DSP Communications within the past three years other than the ownership of the shares of common stock being offered by this prospectus. No estimate can be given as to the amount of shares of common stock that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of their shares, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                               PERCENT OF         NUMBER OF SHARES
                                      NUMBER OF SHARES         OUTSTANDING         REGISTERED FOR
 NAME OF SELLING STOCKHOLDER         BENEFICIALLY OWNED           SHARES              SALE (1)
 ---------------------------         ------------------        -----------        ----------------
  Janette Sharman
  Duane Sharman
  Jose Guterman
  Steve Pye

         (1) This prospectus also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of DSP Communications' outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         We are registering all __________ of the shares of common stock offered by this prospectus (the "Shares") on behalf of the selling stockholders, and will receive no proceeds from this offering. The selling stockholders, or pledgees, donees, transferees or other successors-in-interest selling Shares received from a selling stockholder as a gift or other non-sale related transfer after the date of this prospectus are free to sell the Shares from time to time. The selling stockholders will act independently of DSP Communications in making decisions with respect to the timing, manner and size of each sale. The sales may be made on the New York Stock Exchange or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:

- block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

-        an exchange distribution in accordance with the rules of such exchange;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

-        in privately negotiated transactions.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the Shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell Shares short and redeliver the Shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The broker-dealer may then resell or otherwise transfer such Shares pursuant to this prospectus. The selling stockholders also may loan or pledge the Shares to a broker-dealer. The broker-dealer may sell the Shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the Shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Brokers-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with sales of the Shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares; nor is any underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the selling stockholders.

         The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of DSP Communications common stock by the selling stockholders. DSP Communications will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

         We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 we have filed with the Securities and Exchange Commission ("SEC") under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding DSP Communications and the common stock offered by this prospectus, you may refer to the registration statement, including its exhibits and schedules. The registration statement may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fees.

         We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 75 Park Place, New York, New York 10007, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of such material by mail from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all the shares offered by this prospectus.

1. DSP Communications' Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC on March 19, 1998, including certain information in DSP Communications' definitive Proxy Statement in connection with its 1998 Annual Meeting of Stockholders, filed with the SEC on March 27, 1998.

2. DSP Communications' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the SEC on May 14, 1998.

3. DSP Communications' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the SEC on August 13, 1998.

4. DSP Communications' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the SEC on November 12, 1998.

5. The description of DSP Communications' common stock contained in the Registration Statement on Form 8-A filed with the SEC on March 1, 1995, together with all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Arnon Kohavi, Vice President of Business Development
DSP Communications, Inc.
20300 Stevens Creek Boulevard, Suite 465
Cupertino, California 95014
Telephone: 408-777-2700

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the shares of common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in his prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for DSP Communications by Venture Counsel Associates, LLP, Oakland, California. Certain members of Venture Counsel Associates, LLP, own a total of 3,850 shares of DSP Communications' common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements (and schedule) included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this registration statement by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

Prospective investors may rely only on the information contained in this prospectus. Neither DSP Communications nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


------------------------------------------------------------------------------




-------------------------------------------------------------------------------






                                 ______________ Shares

                                          of

                                     Common Stock

                                      offered by

                                 Selling Stockholders




                               DSP COMMUNICATIONS, INC.




                                      PROSPECTUS



                                  ____________, 1998




--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

         SEC Registration Fee................................  $  2,780
         Legal Fees and Expenses.............................    20,000
         Accounting Fees and Expenses........................    10,000
         Miscellaneous Expenses..............................     2,000
                                                                -------
                    Total....................................   $34,780
                                                                -------
                                                                -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         The Registrant's Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the fullest extent permitted by the DGCL, or any other applicable laws. Such Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

         The Registrant's Bylaws provide that the Registrant shall indemnify to the fullest extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

         The Registrant has entered into indemnification agreements with its directors and certain of its officers.

         The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

         See also the undertakings of the Registrant contained in Item 17 herein.

ITEM 16.  EXHIBITS.

The exhibits are listed in the Exhibit Index commencing at page II-6 hereof.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to
                 the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on December 9, 1998.

                                     DSP COMMUNICATIONS, INC.


                                     By:     /s/ Davidi Gilo
                                          --------------------------------
                                              Davidi Gilo
                                              Chairman of the Board



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Davidi Gilo, Joseph Perl, and David Aber with full power to act alone, his true and lawful attorneys-in-fact, with the power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         SIGNATURE                          TITLE                    DATE
         ---------                          -----                    ----

/s/ Davidi Gilo                  Chairman of the Board          December 9, 1998
--------------------------
      Davidi Gilo


/s/ Joseph Perl                  President, Chief Executive
---------------------------      Officer and Director           December 9, 1998
      Joseph Perl


/s/ David Aber                   Chief Financial Officer
---------------------------      (Principal Financial and
      David Aber                 Accounting Officer)            December 9, 1998

         SIGNATURE                   TITLE                        DATE
         ---------                   -----                        ----

/s/ Lewis Broad                    Director                     December 9, 1998
----------------------------
       Lewis Broad


/s/ Neill Brownstein               Director                     December 9, 1998
----------------------------
       Neill Brownstein


/s/ Gerald Dogon                   Director                     December 9, 1998
----------------------------
       Gerald Dogon


/s/ Avraham Fischer                Director                     December 9, 1998
----------------------------
       Avraham Fischer

/s/ Shigeru Iwamoto                Director                     December 9, 1998
----------------------------
       Shigeru Iwamoto


/s/ Andrew Schonzeit               Director                     December 9, 1998
----------------------------
       Andrew Schonzeit

                                  EXHIBIT INDEX


         Exhibit
         Number                      Description
        ---------                    -----------

         5.1               Opinion of Venture Counsel Associates, LLP.

         23.1 Consent of Venture Counsel Associates, LLP, included in Exhibit 5.1.

         23.2              Consent of Ernst & Young LLP, Independent Auditors.

         24.1              Power of Attorney (See Page II-4 of this Registration
                           Statement)